Exhibit 2.5

PLAN OF MERGER

This plan of merger (the “Plan of Merger”) is made on this 30th day of March 2026 between Vine Hill Capital Investment Corp. (the “Constituent Company”), a Cayman Islands exempted company, Odysseus (Cayman) Limited (the “Surviving Company”), a Cayman Islands exempted company, and Odysseus Holdings Limited, a private company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands (“Holdco”). The Constituent Company and the Surviving Company are collectively referred to herein as, the “Companies”. It is proposed that the Constituent Company merge with and into the Surviving Company (the “Merger”) such that the Surviving Company will be the surviving company of the Merger for the purposes of the Companies Act (as revised) of the Cayman Islands (the “Act”).

Save where the context otherwise requires, terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement, dated as of 8 September 2025, by and among the Constituent Company, CoinShares International Limited, a public company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands, Holdco, and the Surviving Company (as such agreement may be amended and modified, the “Business Combination Agreement”). The Merger shall be upon the terms and subject to the conditions of (i) the Business Combination Agreement, (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Act. A copy of the Business Combination Agreement is annexed at Annexure 1 hereto and forms part of this Plan of Merger.

1.	The constituent companies (as defined in the Act) to this Merger are the Surviving Company and the Constituent Company.

2.	The surviving company (as defined in the Act) is the Surviving Company.

3.	The registered office of the Constituent Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4.	The registered office of the Surviving Company is at the offices of IQ EQ Corporate Services (Cayman) Limited, 3rd Floor Whitehall House, 238 North Church Street, Grand Cayman, Cayman Islands.

5.	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Constituent Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each (“Class A Ordinary Shares”), 20,000,000 Class B ordinary shares of a par value of US$0.0001 each (“Class B Ordinary Shares”) and 1,000,000 preference shares of a par value of US$0.0001 each, and the issued share capital of the Constituent Company is US$2,933.33 divided into 22,000,000 Class A Ordinary Shares and 7,333,334 Class B Ordinary Shares.

6.	Immediately prior to the Effective Date (as defined below), the authorised share capital of the Surviving Company is US$22,100 divided into 221,000,000 shares of par value US$0.0001 each (each a “Surviving Company Share”) and the issued share capital of the Surviving Company is US$0.0001 divided into 1 Surviving Company Share.

7.	The effective date of the Merger shall be the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the “Registrar”) in accordance with Section 233(13) of the Act unless the Companies shall deliver a notice to the Registrar signed by a director of each of the Companies specifying a later date and time in accordance with Section 234 of the Act, in which case the Merger shall be effective on the date and at the time specified in such notice to the Registrar (the “Effective Date”).

8.	Effective upon the Merger, the manner and basis of converting shares in each of the Constituent Company and the Surviving Company shall be as set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

9.	The rights and restrictions of the Surviving Company Shares are as set out in the memorandum and articles of association of the Surviving Company dated 25 August 2025 (the “Surviving Company Articles”).

10.	The Surviving Company Articles shall be the memorandum of association and articles of association of the Surviving Company after the Merger and the authorised share capital of the Surviving Company shall be as set out therein.

11.	No amounts or benefits have been paid, or are payable, to any director of the Companies in connection with the Merger.

12.	The Constituent Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

13.	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14.	The name and address of the director of the Surviving Company is: Jeri-Lea Brown of 22 Poonah Road, St Hellier, Jersey JE2 3XJ.

15.	This Plan of Merger has been approved by the board of director(s) of each of the Surviving Company and the Constituent Company pursuant to section 233(3) of the Act.

16.	This Plan of Merger has been authorised by the shareholders of the Constituent Company pursuant to section 233(6) of the Act by way of resolutions passed at an extraordinary general meeting of the Constituent Company. This Plan of Merger has been authorised by the shareholder of the Surviving Company pursuant to section 233(6) of the Act by way of written resolutions of the sole shareholder of the Surviving Company.

17.	This Plan of Merger may be terminated by the directors of either Company at any time prior to the Effective Date provided that such termination is in accordance with Article X of the Business Combination Agreement. This Plan of Merger may be amended by the directors of the Companies, in their sole discretion, in order to:

17.1	change the Effective Date (provided that the new Effective Date shall not be a date later than the ninetieth day after the date of the registration of this Plan of Merger); or

17.2	effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Constituent Company deem advisable; provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Constituent Company, as determined by the directors of both the Surviving Company and the Constituent Company, respectively.

18.	All notices and other communications between the parties in connection with this Plan of Merger must be in writing and shall be given in accordance with section 12.01 of the Business Combination Agreement.

19.	This Plan of Merger may be executed in counterpart and shall be governed by, and construed in accordance with, the laws of the Cayman Islands. The Companies and Holdco hereby agree to submit any dispute arising from this agreement to the exclusive jurisdiction of the courts of the Cayman Islands.

[Signature Page Follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

/s/ Jeri-Lea Brown		/s/ Nicholas Petruska
for and on behalf of Odysseus (Cayman) Limited acting by:		for and on behalf of Vine Hill Capital Investment Corp. acting by:
Name:	Jeri-Lea Brown	Name:	Nicholas Petruska
Title:	Director	Title:	Director

/s/ Jeri-Lea Brown
for and on behalf of Odysseus Holdings Limited acting by:
Name:	Jeri-Lea Brown
Title:	Director